Consent of Independent Registered Public Accounting Firm

ClearPoint Neuro, Inc.

Solana Beach, California

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ClearPoint Neuro, Inc. (the “Company”), of our report dated March 17, 2026, related to the consolidated financial statements of the Company as of and for the years ended December 31, 2025 and 2024.

/s/ Cherry Bekaert LLP

Tampa, Florida

May 20, 2026